Exhibit 10.29
Grant No.
INTUIT INC. 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Non-Qualified Stock Option
New Hire / Promotion Grant
Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a stock option (“Option”), pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), to purchase shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), as described below. This Option is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan shall apply. All capitalized terms in this Agreement that are not defined in the Agreement have the meanings given to them in the Plan.
Name of Participant:
Number of Shares:
Exercise Price Per Share:
Date of Grant:
Expiration Date:
Vesting Schedule:
Further, as provided in your employment offer letter of <<Month Date Year>> (and not in addition thereto), acceleration of vesting will occur under the following circumstances and to the following extent: <<Terms>>
In the event of your Involuntary Termination or Termination Without Cause (as such terms are defined below), and conditioned further upon your delivery to Intuit of a signed release (in a form mutually satisfactory to you and Intuit) against Intuit, its officers and directors and satisfaction of all conditions to make such release effective, then such number of shares equal to <<Shares>>.
If this vesting acceleration, together with any severance and other benefits you otherwise may be entitled to receive from the Company or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then this vesting acceleration (along with your severance and other benefits) will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in your receipt on an after-tax basis of the greatest overall amount.
As used in this Agreement, the following terms have the following meanings:
(a) “Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as <<Position>>; (ii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit) without your prior consent; (iii) a material breach by Intuit of any of its obligations hereunder after you provide Intuit with written notice within a reasonable period of time following such breach and a reasonable opportunity to cure of not less than 30 days; (iv) failure of any successor to assume this agreement; or (v) a requirement by Intuit, without your prior written consent, that you relocate your principal office to a facility more than 50 miles from <<Location>>;
(b) “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the Company, after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity of not less than 30 days to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the Company. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of the Company.
(c) “Involuntary Termination” means your termination of your employment upon written notice to the Board at any time for Good Reason.
(d) “Termination Without Cause” means Intuit terminates your employment upon written notice to you at any time in the sole discretion of the Board without a determination that there is Cause.
On your Termination Date, this Option will either cease to vest or, if you have been actively employed by the Company for one year or more and become totally disabled or die as provided in Section 5.6 of the Plan, accelerate in full. Vesting may also be suspended in accordance with Company policies, as described in Section 5.6 of the Plan.
To exercise this Option, you must follow the exercise procedures established by the Company, as described in Section 5.5 of the Plan. This Option may be exercised only with respect to vested shares. Payment of the Exercise Price for the Shares may be made in cash (by check) and/or, if a public market exists for the Company’s Common Stock, by means of a Same-Day-Sale Commitment or Margin Commitment from you and an NASD Dealer (as described in Section 11.1 of the Plan). Upon exercise of this Option, you understand that the Company may be required to withhold taxes.
Subject to the exercise procedures established by the Company, the last day this Option may be exercised is seven years from the Date of Grant which is the Expiration Date set forth above. If your Termination Date occurs before the Expiration Date, this Option will expire as to all unvested shares subject to the Option on your Termination Date. Following your Termination Date, this Option may be exercised with respect to vested shares during the post-termination exercise period as provided in Section 5.6 of the Plan. To the extent this Option is not exercised before the end of the post-termination exercise period, in accordance with the exercise procedures established by the Company, the Option will expire as to all shares remaining subject thereto.
This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Option, and supersedes all prior agreements or promises with respect to the Option. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of the Option described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered to the Company or to you at its or your respective addresses set forth in this Agreement, or at such other address designated in writing by either of the parties to the other.
Additional information about the Plan and this Option (including certain tax consequences of exercising the Option and disposing of the Shares) is contained in the Prospectus for the Plan. A copy of the Prospectus accompanies this Promotion Grant Agreement and is available on the stock options pages of the Company’s Legal Department intranet web site or by calling the Company’s Stock Plan Analyst.
The Company has signed this Option Agreement effective as the Date of Grant.

INTUIT INC.
2632 Marine Way
Mountain View, California 94043

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